Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

by and among

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

and

THE HOLDERS PARTY HERETO

Dated as of August 7, 2017

Annex A Form of Joinder Agreement

i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of August 7, 2017 by and among Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), and the parties identified as “Holders” on the signature page hereto. Capitalized terms used but not otherwise defined herein are defined in Section 1 hereof.

RECITALS:

WHEREAS, the Company proposes to issue and has agreed to offer registration rights to certain holders of the Reorganized Nuverra Common Stock pursuant to, and upon the terms set forth in, the plan of reorganization of the Company and certain of its subsidiaries and affiliates under chapter 11 of the United States Bankruptcy Code (the “Plan”), dated as of June 23, 2017, as amended.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Holders hereby agree as follows:

1. Definitions.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that funds or accounts managed, advised or sub-advised by any Holder shall also be considered Affiliates of such Holder.

“Agreement” has the meaning specified in the first paragraph hereof.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 (or any successor rule then in effect) promulgated under the Securities Act.

“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 and 13d-5 (or any successor rule then in effect) promulgated under the Exchange Act, except that in calculating the beneficial ownership of any Holder, such Holder shall be deemed to have beneficial ownership of all securities that such Holder has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The calculation of beneficial ownership for a Holder shall also include funds or accounts managed, advised or sub-advised by any Holder.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law or executive order to close.

“Commission” means the United States Securities and Exchange Commission or any successor governmental agency.

“Company” has the meaning specified in the first paragraph hereof.

“Company Demand Cutback” has the meaning specified in Section 2(e).

“Company Demand Registration” has the meaning specified in Section 2(f).

“Company Demand Registration Notice” has the meaning specified in Section 2(b).

“Company Shelf Takedown Notice” has the meaning specified in Section 3(c).

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means, unless otherwise noted, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Counsel to the Holders” means, with respect to any underwritten offering pursuant to a Demand Registration (including a Shelf Takedown or any Underwritten Shelf Takedown), the one law firm or other legal counsel selected by the Holders of a majority of the Registrable Securities requested to be included in such Demand Registration (or Shelf Takedown or Underwritten Shelf Takedown, if applicable).

“Demand Cutback” has the meaning specified in Section 2(e).

“Demand Holder” shall mean any Holder that, together with its Affiliates, beneficially owns at least 10% of the outstanding shares of Reorganized Nuverra Common Stock as of the Effective Date, for so long as such Holder continues to beneficially own at least 5% of the aggregate outstanding shares of Reorganized Nuverra Common Stock; provided, however, that any decrease in the beneficial ownership percentage of any Demand Holder resulting from the issuance by the Company of Reorganized Nuverra Common Stock or other securities convertible into or exercisable for Reorganized Nuverra Common Stock after the Effective Date, shall not cause any Demand Holder to cease being a Demand Holder for purposes of this Agreement; provided, further, that a Demand Holder shall cease to be a Demand Holder at such time as such Demand Holder no longer holds any Registrable Securities.

“Demand Registration” has the meaning specified in Section 2(a).

“Demand Registration Notice” has the meaning specified in Section 2(b).

“Demand Shelf Takedown Notice” has the meaning specified in Section 3(c).

“Determination Date” has the meaning specified in Section 3(h).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System of the Commission.

“Effective Date” has the meaning assigned to such term in the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority or any successor regulatory authority.

“Follow-On Registration Notice” has the meaning specified in Section 3(i).

“Follow-On Shelf” has the meaning specified in Section 3(i).

“Form S-1 Shelf” has the meaning specified in Section 3(a).

“Form S-3 Shelf” has the meaning specified in Section 3(a).

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Holder” means (i) each Person identified on the signature page hereto and (ii) any parties identified on the signature page of any joinder agreements executed and delivered to the Company pursuant to Section 17 hereof.

“Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus as defined in Rule 433 under the Securities Act.

“Lock-Up Period” has the meaning specified in Section 6.

“Long-Form Registration” has the meaning specified in Section 2(a).

“Losses” has the meaning specified in Section 10(a).

“National Securities Exchange” means any exchange registered as a national securities exchange under the terms and conditions of Section 6 and in accordance with the provisions of Section 19 of the Exchange Act (or any successor provisions then in effect), including the Nasdaq Stock Market and New York Stock Exchange.

“Opt-Out Request” has the meaning specified in Section 19(r).

“Other Holders” has the meaning specified in Section 4(c).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

“Piggyback Cutback” has the meaning specified in Section 4(b).

“Piggyback Registration” has the meaning specified in Section 4(a).

“Piggyback Takedown” has the meaning specified in Section 4(a).

“Plan” has the meaning specified in the Recitals.

“Prospectus” means the prospectus used in connection with a Registration Statement.

“Registrable Securities” means at any time Reorganized Nuverra Common Stock held or beneficially owned by any Holder, including (i) any Reorganized Nuverra Common Stock issued pursuant to the Plan or upon the conversion, exercise or exchange, as applicable, of any other securities and/or interests issued pursuant to the Plan and (ii) any shares of Reorganized Nuverra Common Stock acquired in the open market or otherwise purchased or acquired by the Holder after the Effective Date; provided, however, that as to any Registrable Securities, such securities shall irrevocably cease to constitute Registrable Securities upon the earliest to occur of: (A) the date on which such securities have been disposed of pursuant to an effective registration statement under the Securities Act; (B) the date on which such securities have been disposed of pursuant to Rule 144; (C) the date on which such securities have been transferred to any Person, other than a Holder or a Person pursuant to Section 17 hereof; and (D) the date on which such securities cease to be outstanding. In addition, at any time any Registrable Securities can be sold (without being restricted by any manner of sale, volume or other limitations) pursuant to Rule 144, then such Registrable Securities shall no longer have any rights with respect to Demand Registrations hereunder.

“Registration Statement” means any registration statement filed hereunder or in connection with a Piggyback Takedown.

“Reorganized Nuverra Common Stock” means the shares of common stock, par value $0.01 per share, of the Company issued on or after the Effective Date.

“Requesting Holder” has the meaning specified in Section 2(a).

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

“Rule 144A” means Rule 144A promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) that, in accordance with Section 7(c), the Company may be required to keep effective for longer than 90 days.

“Shelf Takedown” means an Underwritten Shelf Takedown, a Piggyback Takedown or another offering pursuant to a Shelf Registration.

“Shelf Takedown Cutback” has the meaning specified in Section 3(d).

“Shelf Takedown Requesting Holder” has the meaning specified in Section 3(b).

“Short-Form Registration” has the meaning specified in Section 2(a).

“Suspension Period” has the meaning specified in Section 5(a).

“Underwritten Block Trade” has the meaning ascribed to such term in Section 3(e).

“Underwritten Shelf Takedown” has the meaning specified in Section 3(b).

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act (or any successor rule then in effect).

2. Demand Registrations.

(a) Requests for Registration. At any time after the date hereof, any Demand Holder or group of Demand Holders (in such capacity, each a “Requesting Holder”) may request registration under the Securities Act of all or any portion of the Registrable Securities held by such Requesting Holder(s) (A) on Form S-1 (or any successor form then in effect) (a “Long-Form Registration”), if Form S-3 is not available to the Company, or (B) on Form S-3 or any similar short-form registration (a “Short-

Form Registration”), if available (a “Demand Registration”). Notwithstanding the preceding sentence, the Company shall be required to conduct no more than (i) three Long-Form Registrations for each Demand Holder, and an unlimited number of Short-Form Registrations for each Demand Holder. Any Requesting Holder may request that any offering conducted under a Long-Form Registration or Short-Form Registration be underwritten. Any Demand Registration requested must have an expected value of at least $5 million.

(b) Demand Registration Notices. All requests for Demand Registrations shall be made by giving written notice to the Company (the “Demand Registration Notice”). Each Demand Registration Notice shall specify (i) whether such Demand Registration shall be an underwritten offering, (ii) the approximate number of Registrable Securities proposed to be sold by the Demand Holder in the Demand Registration and (iii) the expected price range (net of underwriting discounts and commissions) of such Demand Registration. Within five Business Days after receipt of any Demand Registration Notice, the Company shall give written notice of such requested Demand Registration to all other Holders of Registrable Securities (the “Company Demand Registration Notice”) and, subject to the provisions of Section 2(e) below, shall include in such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 days after sending the Company Demand Registration Notice.

(c) Long-Form Registrations. A registration shall not count as one of the permitted Long-Form Registrations until both (i) it has become effective and (ii) the Requesting Holder(s) is able to register and sell pursuant to such registration at least 90% of the Registrable Securities requested to be included in such registration either at the time of the registration or within 90 days thereafter; provided that a Long-Form Registration which is withdrawn at the sole request of the Requesting Holder(s) who demanded such Long-Form Registration will count as a Long-Form Registration unless the Company is reimbursed by such Requesting Holder(s) for all reasonable out-of-pocket fees and expenses incurred by the Company (including legal fees) in connection with such registration.

(d) Short-Form Registrations. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form registration statement under the rules and regulations of the Securities Act, unless the underwriters, in their reasonable discretion, determine that the use of a Long-Form Registration is necessary in order for the successful offering of such Registrable Securities. Promptly after the Company has become eligible to use Form S-3 under the Securities Act, the Company shall use commercially reasonable efforts to make Short-Form Registrations on Form S-3 (or any successor form) available for the resale of Registrable Securities on a continuous or delayed basis.

(e) Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Requesting Holders holding a majority of Registrable Securities, provided that the Company may include in such Demand Registration securities of the Company for sale for its own account, subject to the priority provision described below.

Except in the case of a Company Demand Registration, if the Demand Registration is an underwritten offering and the managing underwriters for such Demand Registration advise the Company and applicable Requesting Holders in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such Demand Registration exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Registrable Securities requested to be included in the Demand Registration, the Company shall reduce the number of Registrable Securities in such Demand Registration which can be so sold (a “Demand Cutback”) as follows: (i) first, the securities the Company proposes to sell, (ii) then second, the remaining Demand Cutback shall apply to the Registrable Securities requested by any Holders that are not Demand Holders to be included in the Demand Registration, pro rata among Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Holder and (iii) then third, the remaining Demand Cutback shall apply to Registrable Securities requested by any Demand Holders to be included in the Demand Registration, pro rata among the respective Demand Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Demand Holder.

In the case of a Company Demand Registration, if the Demand Registration is an underwritten offering and the managing underwriters for such Demand Registration advise the Company and applicable Requesting Holders in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such Demand Registration exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Registrable Securities requested to be included in the Demand Registration, the Company shall reduce the number of Registrable Securities in such Demand Registration which can be so sold (a “Company Demand Cutback”) as follows: (i) first, the Demand Cutback shall apply to the Registrable Securities requested by any Holders that are not Demand Holders to be included in the Demand Registration, pro rata among Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Holder that is not a Demand Holder, (ii) then second, the remaining Company Demand Cutback shall apply to Registrable Securities requested by any Demand Holders to be included in the Demand Registration, pro rata among the respective Demand Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Demand Holder and (iii) then, third, the remaining Company Demand Cutback shall apply to securities the Company proposes to sell.

(f) Restrictions on Demand Registrations.

(i) The Company shall not be obligated to effect any Demand Registration during the period starting with the date that is 30 days prior to the Board’s good faith estimate of the date of filing of, and ending on the date that is 45 days after the effective date of, a Company initiated registration statement (a “Company Demand Registration”), provided that the Company is using commercially reasonable efforts to cause such registration to become effective and the Company has complied with the requirements of Section 4 hereof. In the event of any such suspension or delay, the Holder of Registrable Securities initially requesting a Demand Registration that is suspended by operation of this Section 2(f) shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder, and, notwithstanding the proviso in Section 2(c), the Company shall pay all Registration Expenses in connection with such registration.

(ii) Notwithstanding the foregoing, the Company shall not be obligated to effect a Long-Form Registration within 90 days, or a Short-Form Registration within 45 days, after the effectiveness of a prior Demand Registration.

(g) Selection of Underwriters. The Holders of a majority of the Registrable Securities initially requested to be included in a Demand Registration which is an underwritten offering shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to consultation with the Company; provided, however, the Company shall select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks) in connection with a Company Demand Registration, subject to the approval of the Demand Holders of a majority of the Registrable Securities.

(h) Other Registration Rights. As of the date hereof, the Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company, including securities convertible, exercisable or exchangeable into or for shares of any equity securities of the Company.

3. Shelf Registration.

(a) Filing. Promptly after the Effective Date, the Company shall file, and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as reasonably practicable thereafter, a Shelf Registration on Form S-1 (or other appropriate form) for the offer and resale of Registrable Securities on a delayed or continuous basis (the “Form S-1 Shelf”). The Company shall give written notice of the filing of the Form S-1 Shelf at least 15 days prior to filing thereof to all Holders of Registrable Securities (the “Registration Notice”) and shall include in such Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 days after sending the Registration Notice. The Company shall maintain the Form S-1 Shelf in accordance with the terms hereof (including as set forth in Section 7(c)(ii)). The Company shall use commercially reasonable efforts to convert the Form S-1 Shelf (and any Follow-On Shelf) to a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf,” and together with the Form S-1 Shelf (and any Follow-On Shelf), the “Shelf”) as soon as reasonably practicable after the Company is eligible to use Form S-3. For the avoidance of doubt, the filing of the Form S-1 Shelf under this Section 3(a) shall not count as a Demand Registration and the Company shall be required to file and maintain as many Shelf Registrations as necessary (or post-effective amendments, supplements or other filings) until the date on which all Registrable Securities have been sold pursuant to the Shelf Registrations or have otherwise ceased to be Registrable Securities.

(b) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf having been declared effective by the Commission, any Demand Holder (in such capacity, each a “Shelf Takedown Requesting Holder”) may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”) and any Holder may participate in such Shelf Takedown. Any Underwritten Shelf Takedown must have an expected value of at least $5 million. For the avoidance of doubt, each Underwritten Shelf Takedown shall not count as a Demand Registration.

(c) Demand Notices. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Demand Shelf Takedown Notice”). Each Demand Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within five Business Days after receipt of any Demand Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders which have Registrable Securities included on such Shelf Registration (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 3(d) below, shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five Business Days after sending the Company Shelf Takedown Notice.

(d) Priority on Underwritten Shelf Takedowns. The Company shall not include in any Underwritten Shelf Takedown that is not a Piggyback Takedown any securities which are not Registrable Securities without the prior written consent of the Holders owning a majority of the

Registrable Securities subject to such request, provided that the Company may include in such Demand Registration securities of the Company for sale for its own account, subject to the priority provision described below. If the managing underwriters for such Underwritten Shelf Takedown advise the Company and the Holders of Registrable Securities included in the Shelf Takedown in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such Underwritten Shelf Takedown exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Registrable Securities requested to be included in the Underwritten Shelf Takedown, the Company shall reduce the number of Registrable Securities in such Underwritten Shelf Takedown which can be so sold (a “Shelf Takedown Cutback”) as follows: (i) first, the securities the Company proposes to sell, (ii) then second, the remaining Shelf Takedown Cutback shall apply to the Registrable Securities requested by any Holders that are not Demand Holders to be included in the Underwritten Shelf Takedown, pro rata among Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Holder that is not a Demand Holder and (iii) then third, the remaining Shelf Takedown Cutback shall apply to Registrable Securities requested by any Demand Holders to be included in the Underwritten Shelf Takedown, pro rata among the respective Demand Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Demand Holder.

(e) Underwritten Block Trades. Notwithstanding the foregoing, if a Shelf Takedown Requesting Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) in an Underwritten Shelf Takedown then notwithstanding the foregoing time periods, such Shelf Takedown Requesting Holder only needs to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Company shall notify other Holders on the same day and such other Holders must elect whether or not to participate by the next Business Day (i.e., one (1) Business Day prior to the day such offering is to commence), and the Company shall, subject to Section 2(f), use its commercially reasonable efforts to facilitate such Underwritten Shelf Takedown (which may close as early as three (3) Business Days after the date it commences); provided, however, that the Shelf Takedown Requesting Holder requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.

(f) Restrictions on Underwritten Shelf Takedowns. The Company shall not be obligated to effect an Underwritten Shelf Takedown within 60 days after the pricing of a previous Underwritten Shelf Takedown.

(g) Selection of Underwriters. The Holders of a majority of the Registrable Securities requested to be included in an Underwritten Shelf Takedown shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to consultation with the Company.

(h) Automatic Shelf Registration. Further, upon the Company becoming a Well-Known Seasoned Issuer, (i) the Company shall give written notice to all of the Holders as promptly as reasonably practicable, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer, and (ii) the Company shall, as promptly as practicable, register, under an Automatic Shelf Registration Statement, the sale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use commercially reasonable efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than 90 days after it becomes a Well-Known Seasoned Issuer, and to cause such Automatic

Shelf Registration Statement to remain effective thereafter (subject to securities laws) until the earlier of (i) the date the Company no longer qualifies as a Well-Known Seasoned Issuer or (ii) the date on which there are no longer any Registrable Securities held by any Demand Holder that exceeds 1% of the then-outstanding shares of Reorganized Nuverra Common Stock. The Company shall give written notice of filing such Automatic Shelf Registration Statement to all of the Holders as promptly as practicable thereafter. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if the Company is no longer a Well-Known Seasoned Issuer (the “Determination Date”), the Company shall (A) as promptly as practicable, but in no event more than 20 days after such Determination Date, give written notice thereof to all of the Holders and (B) within 30 days after such Determination Date, file a Registration Statement on an appropriate form (or a post effective amendment converting the Automatic Shelf Registration Statement to an appropriate form) covering all of the Registrable Securities, and use commercially reasonable efforts to have such Registration Statement declared effective as promptly as reasonably practicable after the date the Automatic Shelf Registration Statement is no longer useable by the Holders to sell their Registrable Securities.

(i) Additional Selling Stockholders and Additional Registrable Securities.

(i) If the Company is not a Well-Known Seasoned Issuer, within 45 days after a written request by a Demand Holder to register for resale any additional Registrable Securities owned by such Demand Holder, the Company shall file a Registration Statement substantially similar to the Shelf then effective, if any (each, a “Follow-On Shelf”), to register for resale such Registrable Securities. The Company shall give written notice of the filing of the Follow-On Shelf at least 15 days prior to filing the Follow-On Shelf to all Holders of Registrable Securities (the “Follow-On Registration Notice”) and shall include in such Follow-On Shelf all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten days after sending the Follow-On Registration Notice. Notwithstanding the foregoing, the Company shall not be required to file a Follow-On Shelf (A) if the aggregate amount of Registrable Securities requested to be registered on such Follow-On Shelf by all Holders that have not yet been registered represent less than 1% of the then outstanding Reorganized Nuverra Common Stock or (B) if the Company is not then eligible for use of Form S-3 for secondary offerings and the Company has filed a Follow-On Shelf in the prior 180 days. The Company shall use commercially reasonable efforts to cause such Follow-On Shelf to be declared effective as promptly as practicable. Any Registrable Securities requested to be registered pursuant to this Section 3(i)(i) that have not been registered on a Shelf or pursuant to Section 4 below at the time the Follow-On Shelf is filed shall be registered pursuant to such Follow-On Shelf.

(ii) If the Company is a Well-Known Seasoned Issuer, within ten Business Days after a written request by one or more Holders of Registrable Securities to register for resale any additional Registrable Securities owned by such Holders, the Company shall make all necessary filings to include such Registrable Securities in the Automatic Shelf Registration Statement filed pursuant to Section 3(h).

(iii) If a Form S-3 Shelf or Automatic Shelf Registration Statement is effective, within ten Business Days after written request therefor by a Holder of Registrable Securities, the Company shall file a prospectus supplement, post-effective amendment or current report on Form 8-K, as applicable, to add such Holder as a selling stockholder on such Form S-3 Shelf or Automatic Shelf Registration Statement to the extent permitted under the rules and regulations promulgated by the Commission.

4. Piggyback Takedowns.

(a) Right to Piggyback. Whenever the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of any class of the Company’s equity securities (other than a Demand Registration or registrations on Form S-8 or Form S-4, a “Piggyback Registration”), and such registration may include the registration of Registrable Securities (together with a Piggyback Registration , a “Piggyback Takedown”), the Company shall give written notice to all Holders of Registrable Securities of its intention to effect such Piggyback Takedown. In the case of a Piggyback Takedown that is an offering under a Shelf Registration, such notice shall be given not less than five Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown, unless such time is waived by the Holders of a majority of the Registrable Securities that request such inclusion. In the case of a Piggyback Takedown that is an offering under a registration statement that is not a Shelf Registration, such notice shall be given not less than 15 days prior to the expected date of filing of such registration statement. The Company shall, subject to the provisions of Section 4(b) and Section 4(c) below, include in such Piggyback Takedown, as applicable, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five Business Days after sending the Company’s notice. Nothing in this Section 4(a) shall create an obligation on behalf of the Company to proceed with a Piggyback Takedown, and the Company may cancel any Piggyback Takedown upon written notice to the Holders of Registrable Securities requesting to include their Registrable Securities in such Piggyback Takedown. Any Holder of Registrable Securities may withdraw its request for inclusion of Registrable Securities in a Piggyback Takedown by giving written notice to the Company of its intention to withdraw from that registration within two days prior to the expected date of the commencement of marketing efforts for such Piggyback Takedown; provided, however, that the withdrawal shall be irrevocable and after making the withdrawal, a Holder shall no longer have any right to include its Registrable Securities in that Piggyback Takedown.

(b) Priority on Primary Piggyback Takedowns. If a Piggyback Takedown is an underwritten primary registration on behalf of the Company, and the managing underwriters for a Piggyback Takedown advise the Company in writing that in their opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall reduce the number of Registrable Securities in such Piggyback Takedown which can be so sold (a “Piggyback Cutback”) as follows: (i) first, the Piggyback Cutback shall apply to the Registrable Securities requested by any Holders that are not Demand Holders to be included in the Piggyback Registration, pro rata among Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Holder, (ii) then second, the Piggyback Cutback shall apply to Registrable Securities requested by any Demand Holders to be included in the Piggyback Registration, pro rata among the respective Demand Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Demand Holder and (iii) then, third, the remaining Piggyback Cutback shall apply to the securities the Company proposes to sell.

(c) Selection of Underwriters. If any Piggyback Takedown is an underwritten primary offering on behalf of the Company, the Company will have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the approval of Demand Holders participating in such registration.

5. Suspension Period.

(a) Suspension Period. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that the registration, offer, sale and/or distribution of Registrable Securities (i) would reasonably be expected to materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, merger, joint venture, sale, consolidation, tender offer, recapitalization, corporate reorganization or segment reclassification or discontinuance of operations, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries or (ii) would require disclosure of non-public material information, the disclosure of which would reasonably be expected to materially and adversely affect the Company, subject to the provisions of Section 5(b), the Company shall be entitled to suspend, for a reasonable period of time (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. It is also agreed that, notwithstanding Section 7(c) hereof or any other provision of this Agreement to the contrary, each year the Company updates a Form S-1 Shelf (A) the Company may need to suspend use of the Form S-1 Shelf to the extent such registration statement has not been declared effective by the Commission prior to the time it is required to be updated under the Securities Act and (B) to the extent such registration statement undergoes Commission review, the Company will need to suspend use of the Form S-1 Shelf pending completion of such review. The Company promptly will give written notice of any such Suspension Period to each Holder that has Registrable Securities registered on a Registration Statement filed hereunder. A Holder of Registrable Securities shall not effect any sales of the Registrable Securities pursuant to such Registration Statement (or such filings) at any time after it has received such notice from the Company and prior to the end of the Suspension Period. Holders of the Registrable Securities may recommence effecting sales of the Registrable Securities pursuant to the Registration Statement (or such filings) following the end of the Suspension Period.

(b) Limitations on Suspension Periods. Notwithstanding anything contained in Section 5(a) to the contrary, the Company shall not be entitled to more than two Suspension Periods in any 12-month period, and in no event shall the number of days included in all Suspension Periods during any consecutive 12-month period exceed 60 days in the aggregate; provided, however, that the applicable time period set forth in Section 7(c) shall be extended for a length of time equal to the Suspension Period.

6. Lock-Up Agreements.

(a) Holders of Registrable Securities. In connection with any underwritten public offering of equity securities of the Company (including pursuant to any Shelf Takedown), no Holder who beneficially owns two percent (2%) or more of the outstanding shares of Reorganized Nuverra Common Stock, and no Holder who is selling in such underwritten public offering, whether beneficially owning two percent (2%) or less of the outstanding shares of Reorganized Nuverra Common Stock, shall sell, offer, pledge, contract to sell (including any short sale), grant any option to purchase, transfer or otherwise dispose of, including any sale pursuant to Rule 144, equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities or enter into any hedging transaction relating to any such securities, in each case, without the prior written consent of the Company, during the seven days prior to and the 60-day period beginning on the date of pricing of such underwritten public equity offering (each, a “Lock-Up Period”), except as part of the underwritten public equity offering, and (A) unless the underwriters managing such underwritten public equity offering otherwise agree by written consent and (B) only if such Lock Up Period (or a longer period) is applicable on substantially similar terms to the Company and the Company uses its commercially reasonable efforts to cause each of its executive officers and directors to be subject to such Lock Up Period (or a longer period) on substantially similar terms; provided, that nothing herein will prevent any Holder from making a gift of any Registrable Securities or prevent any holder from lending any Registrable Securities pursuant to ordinary course lending arrangements or prevent any Holder from making a transfer of Registrable Securities to an Affiliate in connection with a rebalancing transaction or prevent any Holder that is a partnership or corporation from making a distribution of any Registrable Securities to the partners or stockholders thereof or prevent any Holder from making a transfer to an Affiliate that is otherwise in compliance with the applicable securities laws, so long as in each case such donees, distributees or transferees agree to be bound by the restrictions set forth in this Section 6(a), such transfer shall not involve a disposition for value and either (x) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on Form 5 made after the expiration of the Lock-Up Period) or (y) if a filing is required or is voluntarily made, such filing discloses that such transfer did not involve a disposition for value and such donees, distributees or transferees will be bound by the restrictions set forth in this Section 6(a). The term “hedging transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security that includes, relates to or derives any significant part of its value from the Reorganized Nuverra Common Stock (other than a broad-based market basket or index). Each Holder agrees to execute a customary lock-up agreement in favor of the Company’s underwriters to such effect and, in any event, the Company’s underwriters in any underwritten public offering of equity securities shall be third party beneficiaries of this Section 6(a); provided, however, if the Company or any of the Company’s underwriters release any Holder from such parties’ obligations hereunder or thereunder in full or in part, then all other Holders at such time shall automatically be released in all respects from their obligations hereunder and thereunder. The provisions of this Section 6(a) will no longer apply to a Holder once such Holder ceases to hold Registrable Securities.

Notwithstanding anything to the contrary set forth in this Agreement or any certificate, document, instrument or writing delivered in connection therewith, none of the provisions of this Agreement or any certificate, document, instrument or writing delivered in connection therewith shall in any way limit any Holder or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

(b) The Company. In connection with any underwritten public equity offering (including pursuant to any Shelf Takedown), and only upon the reasonable request of the managing underwriter, the Company shall, and shall use commercially reasonably efforts to cause its executive officers and directors to, agree to a lock-up provision in an underwriting agreement or lock-up agreement, as applicable, in customary form and substance, and with exceptions that are customary, for an underwritten public offering.

7. Company Undertakings.

Whenever Registrable Securities are registered pursuant to this Agreement, the Company shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as promptly as reasonably practicable:

(a) prepare and file with the Commission a Registration Statement with regard to such Registrable Securities as soon as reasonably practicable (but in the case of a Demand Registration, not later than 75 days of its receipt of a Demand Registration Notice for a Long-Form Registration and not later than 30 days of its receipt of a Demand Registration Notice for a Short-Form Registration) and

use commercially reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable thereafter;

(b) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, furnish to the Holders whose Registrable Securities are requested to be included in the Registration Statement copies of all such documents, other than exhibits, documents that are incorporated by reference and such documents that are otherwise publicly available on EDGAR, proposed to be filed and such other documents reasonably requested by such Holders and provide their counsel with a reasonable opportunity to review and comment on such documents;

(c) notify each Holder of Registrable Securities of the effectiveness of each Registration Statement and prepare and file with the Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of not less than (i) 90 days in the case of a Demand Registration that is not a Shelf Registration, (ii) in the case of a Shelf Registration, until the date on which all Registrable Securities have been sold pursuant to the Shelf Registration or have otherwise ceased to be Registrable Securities or the maximum length permitted by the Commission, (or, in each case, if sooner, until all Registrable Securities have been sold under such Registration Statement), and (iii) comply with the provisions of the Securities Act (including by preparing and filing with the Commission any Prospectus or supplement to be used in connection therewith) with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Holders as set forth in such Registration Statement;

(d) furnish to each seller of Registrable Securities, and the managing underwriters, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any Issuer Free Writing Prospectus)), all exhibits and other documents filed therewith and such other documents as such seller or such managing underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer;

(e) use commercially reasonable efforts (i) to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests in writing, (ii) keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and (iii) to do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(f) notify each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters (i) at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act, (A) upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Issuer Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any material fact necessary to make the statements in the Registration Statement or the Prospectus or Issuer Free Writing

Prospectus relating thereto not misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Issuer Free Writing Prospectus or document, and, at the request of any such seller and subject to Section 5(a) hereof, the Company shall promptly prepare a supplement or amendment to such Prospectus or Issuer Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters and file such supplement or amendment with the Commission so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Issuer Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, (B) as soon as the Company becomes aware of any comments or inquiries by the Commission or any requests by the Commission or any Federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or Issuer Free Writing Prospectus covering Registrable Securities or for additional information relating thereto, (C) as soon as the Company becomes aware of the issuance or threatened issuance by the Commission of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (ii) when each Registration Statement or any amendment thereto has been filed with the Commission and when each Registration Statement or the related Prospectus or Issuer Free Writing Prospectus or any Prospectus supplement or any post effective amendment thereto has become effective;

(g) use commercially reasonable efforts to cause all such Registrable Securities (i) if the Reorganized Nuverra Common Stock is then listed on a National Securities Exchange or included for quotation in a recognized trading market, to continue to be so listed or included, (ii) if the Registrable Securities are to be distributed in an underwritten offering and the Reorganized Nuverra Common Stock is not then listed on a National Securities Exchange or included for quotation in a recognized trading market, to, as promptly as practicable (subject to the limitations set forth in the Plan), be listed on a National Securities Exchange, and (iii) to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Registrable Securities;

(h) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of the applicable Registration Statement;

(i) in connection with any underwritten offering, enter into and perform under such customary agreements (including underwriting agreements in customary form, including customary representations and warranties and provisions with respect to indemnification and contribution) and take all such other actions as the Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split, a combination of shares, or other recapitalization) and provide reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and analyst or investor presentations and such other selling or other informational meetings organized by the underwriters, if any (taking into account the needs of the Company’s businesses and the responsibilities of such officers with respect thereto and the requirement of the marketing process);

(j) in connection with any underwritten offering (including an Underwritten Shelf Takedown), use commercially reasonable efforts to obtain and cause to be furnished to each such Holder of Registrable Securities included in such underwritten offering and the managing underwriter(s) a signed counterpart of (i) a comfort letter from the Company’s independent public accountants and (ii) a legal opinion of counsel to the Company addressed to the relevant underwriters in customary form and covering such matters of the type customarily covered by such letters as the managing underwriters included in such underwritten offering reasonably request;

(k) upon reasonable notice and at reasonable times during normal business hours, make available for inspection by any Holder of Registrable Securities covered by the applicable Registration Statement, Counsel to the Holders, any underwriter participating in any disposition pursuant to such registration, as applicable, and any other attorney or accountant retained by such Holder or underwriter, all financial and other records and pertinent corporate documents of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement or Shelf Takedown, as applicable, provided that recipients of such financial and other records and pertinent corporate documents agree in writing to keep the confidentiality thereof pursuant to a written agreement reasonably acceptable to the Company and the applicable underwriter (which shall contain customary exceptions thereto);

(l) permit any Holder of Registrable Securities which Holder in its reasonable judgment might be deemed to be an Affiliate of the Company, Counsel to the Holders, any underwriter participating in any disposition pursuant to a Registration Statement, and any other attorney, accountant or other agent retained by such Holder of Registrable Securities or underwriter, to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement and any Prospectus supplements relating to a Shelf Takedown, if applicable;

(m) in the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, the Company shall use commercially reasonable efforts to (i) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (ii) obtain the withdrawal of any order suspending or preventing the use of any related Prospectus or Issuer Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;

(n) provide a CUSIP number for the Registrable Securities prior to the effective date of the first Registration Statement including Registrable Securities;

(o) promptly notify in writing the participating Holders, the sales or placement agent, if any, therefor and the managing underwriters of the securities being sold, (i) when such Registration Statement or related Prospectus or Free Writing Prospectus or any Prospectus amendment or supplement or post effective amendment has been filed, and, with respect to any such Registration Statement or any post effective amendment, when the same has become effective and (ii) of any written comments by the Commission and by the blue sky or securities commissioner or regulator of any state with respect thereto;

(p) (i) prepare and file with the Commission such amendments and supplements to each Registration Statement as may be necessary to comply with the provisions of the Securities Act, including post effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder and if applicable, file any Registration Statements pursuant to Rule 462(b) promulgated under the Securities Act; (ii) cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) comply with the provisions of the Securities Act and the Exchange Act and any applicable securities exchange or other recognized trading market with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; and (iv) provide additional information related to each Registration Statement as requested by, and obtain any required approval necessary from, the Commission or any Federal or state governmental authority;

(q) cooperate with each Holder of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(r) within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby);

(s) if requested by any participating Holder of Registrable Securities or the managing underwriters, promptly include in a Prospectus supplement or amendment such information as the Holder or managing underwriters may reasonably request, including in order to permit the intended method of distribution of such securities, and make all required filings of such Prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request;

(t) in the case of certificated Registrable Securities, cooperate with the participating Holders of Registrable Securities and the managing underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each participating Holder that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Holders or managing underwriters may reasonably request at least two Business Days prior to any sale of Registrable Securities; provided that nothing in this Agreement shall require the Company to issue securities in certificated form unless such securities are already in certificated form; and

(u) use commercially reasonable efforts to take all other actions deemed necessary or advisable in the reasonable judgment of the Company to effect the registration and sale of the Registrable Securities contemplated hereby.

8. Registration Expenses.

(a) Expenses. All fees and expenses incurred by the Company in complying with Section 2 (subject to Section 2(c) of this Agreement), Section 3, Section 4, Section 6 and Section 7 of this Agreement (“Registration Expenses”) will be borne by the Company. These fees and expenses will include without limitation (i) stock exchange, Commission, FINRA and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including reasonable fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), and (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on a National Securities Exchange.

(b) Reimbursement of Counsel. The Company will also reimburse or pay, as the case may be, the Holders of Registrable Securities included in such registration for the reasonable fees and out-of-pocket expenses of one counsel retained by the Holders of a majority of Registrable Securities included in such registration relating to any action taken pursuant to Section 2 of this Agreement within 30 days of presentation of a detailed invoice approved by such Holders.

(c) Payment of Certain Selling Expenses. All underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and all fees and expenses of more than one counsel representing the Holders selling Registrable Securities and otherwise not covered by Section 8(b) of this Agreement shall not be borne by the Company; provided, however, that all of the underwriting fees, discounts and selling commissions of underwritten offerings of Registrable Securities by Demand Holders hereunder shall be borne by the Company.

9. [Reserved].

10. Indemnification; Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder of Registrable Securities registered pursuant to this Agreement, such Holder’s Affiliates, directors, officers, employees, members, managers, agents and any Person, if any, who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any underwriter that facilitates the sale of the Registrable Securities and any Person who controls such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses (“Losses”) to which they or any of them may become subject insofar as such Losses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in a Registration Statement pursuant to which Registrable Securities were registered, Prospectus, preliminary prospectus or Issuer Free Writing Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in the case of any Prospectus, preliminary prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made, to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact in the information conveyed in writing by the Company to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or (iii) any violation by the Company of any federal or state rule or regulation applicable to the Company and relating to any action required of or inaction by the Company in connection with any such offering of Registrable Securities, and the Company agrees to reimburse each such indemnified party for any reasonable legal or other reasonable out-of-pocket expenses incurred by them in connection with investigating or defending any such Losses (whether or not the indemnified party is a party to any proceeding); provided, however, that the Company will not be liable in any case to the extent that any such Loss arises (i) out of or is based upon any such untrue or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any such Holder specifically for inclusion therein, including, without limitation, any notice and questionnaire, or (ii) out of sales of Registrable Securities made during a Suspension Period after notice is given pursuant to Section 5(a) hereof. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Indemnification by the Holders. Each Holder severally (and not jointly) agrees to indemnify and hold harmless the Company and each of its Affiliates, directors, employees, members, managers, agents and each Person who controls the Company (within the meaning of Section 15 of the

Securities Act or Section 20 of the Exchange Act), and any underwriter that facilitates the sale of Registrable Securities and any Person who controls such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all Losses to which they or any of them may become subject insofar as such Losses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in a Registration Statement pursuant to which Registrable Securities were registered, Prospectus, preliminary prospectus, Issuer Free Writing Prospectus or Holder Free Writing Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in the case of any Prospectus, preliminary prospectus, Issuer Free Writing Prospectus or Holder Free Writing prospectus, in light of the circumstances under which they were made, to make the statements therein not misleading, to the extent, but only to the extent (except with respect to a Holder Free Writing Prospectus), that any such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information furnished to the Company by or on behalf of such Holder specifically for inclusion therein; provided, however, that the total amount to be indemnified by such Holder pursuant to this Section 9(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Registration Statement, Prospectus, preliminary prospectus or Free Writing Prospectus relates; provided, further, that a Holder shall not be liable in any case to the extent that prior to the filing of any such Registration Statement, Prospectus, preliminary prospectus or Issuer Free Writing Prospectus or any amendment thereof or supplement thereto, each Holder has furnished in writing to the Company, information expressly for use in, and within a reasonable period of time prior to the effectiveness of such Registration Statement or the use of the Prospectus, preliminary prospectus or Issuer Free Writing Prospectus, or any amendment thereof or supplement thereto which corrected or made not misleading information previously provided to the Company. This indemnity agreement will be in addition to any liability which any such Holder may otherwise have.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 10, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under Section 10(a) or Section 10(b) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 10(a) or Section 10(b) above. The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and any local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if:

(i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with an actual or potential conflict of interest;

(ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party;

(iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or

(iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. An indemnifying party shall not be liable under this Section 10 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party, which consent shall not be unreasonably withheld. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (x) includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such indemnified party, of a full and final release from all liability in respect to such claim or litigation and (y) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified party.

(d) Contribution.

(i) In the event that the indemnity provided in Section 10(a) or Section 10(b) above is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party agrees to contribute to the aggregate Losses (including reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating or defending same) to which such indemnifying party may be subject in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the offering of the Reorganized Nuverra Common Stock. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(ii) The parties agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were determined by pro rata allocation (even if the Holders of Registrable Securities or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10(d). The amount paid or payable by an indemnified party as a result of the Losses referred to above in this Section 10(d) shall be deemed to include any reasonable legal or other reasonable out-of-pocket expenses incurred by such indemnified party in connection with investigating or defending any such action or claim.

(iii) Notwithstanding the provisions of this Section 10(d), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(iv) For purposes of this Section 10, each Person who controls any Holder of Registrable Securities, agent or underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each director, officer, employee and agent of any such Holder, agent or underwriter shall have the same rights to contribution as such Holder, agent or underwriter, and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 10(d).

(v) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 10 to the fullest extent permitted by law; provided, however, that (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Shelf Registration.

(e) The provisions of this Section 10 will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder of Registrable Securities or the Company or any of the officers, directors or controlling Persons referred to in this Section 10 hereof, and will survive the transfer of Registrable Securities.

11. Participation in Underwritten Offering/Sale of Registrable Securities.

(a) No Person may participate in any underwritten offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form entered into pursuant to this Agreement and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements or otherwise customary; provided that no Holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than (A) representations and warranties regarding (1) such Holder’s ownership of its Registrable Securities to be sold or transferred, (2) such Holder’s power and authority to effect such transfer, and (3) such matters pertaining to compliance with securities laws as may be reasonably requested by the Company or the underwriters, and (B) such other representations, warranties and other provisions relating to such Holder’s participation in such offering as may be reasonably requested by the underwriters) or to undertake any indemnification obligations to the Company with respect thereto, except as otherwise provided in Section 10(b) hereof, or to the underwriters with respect thereto, except to the extent of the indemnification being given to the underwriters and their controlling persons in Section 10(b) hereof.

(b) Each selling Holder will be deemed to have agreed that, upon receipt of any notice from the Company of the occurrence of any event of the type described in Section 7(f)(i)(A), (B), (C) and (D) or the happening of an event specified in Section 5(a), such Holder will discontinue disposition of Registrable Securities covered by a Registration Statement, Prospectus or Issuer Free Writing Prospectus and suspend use of such Prospectus or Issuer Free Writing Prospectus until the earlier to occur of such Holder’s receipt of (i) copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 7(f)(ii) and Section 5(a), as applicable, and (ii) (A) notice from the Company that the use of the applicable Prospectus or Issuer Free Writing Prospectus may be resumed and (B) copies, if applicable, of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Issuer Free Writing Prospectus.

12. Free Writing Prospectus.

Each Holder represents that it has not prepared or had prepared on its behalf or used or referred to, and agrees that it will not prepare or have prepared on its behalf or used or refer to, any Free Writing Prospectus, and has not distributed and will not distribute any written materials in connection with the offer or sale of Reorganized Nuverra Common Stock without the prior written consent of the Company and, in connection with any underwritten offering, the underwriters. Any such Free Writing Prospectus consented to by the Company and the underwriters, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents and agrees that it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping

13. Information from Holders.

(a) Each selling Holder that has requested inclusion of its Registrable Securities in any Registration Statement shall furnish to the Company such information regarding such Holder and its plan and method of distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing. The Company may refuse to proceed with the registration of such Holder’s Registrable Securities if such Holder unreasonably fails to furnish such information within a reasonable time after receiving such request.

(b) Each selling Holder will promptly (i) following its actual knowledge thereof, notify the Company of the occurrence of any event that makes any statement made in a Registration Statement, Prospectus or Issuer Free Writing Prospectus regarding such selling Holder untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus or Issuer Free Writing Prospectus so that, in such regard, it will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements not misleading and (ii) provide the Company with such information as may be required to enable the Company to prepare a supplement or post-effective amendment to any Registration Statement or a supplement to such Prospectus or Issuer Free Writing Prospectus.

14. [Reserved].

15. Private Placement.

Except for Sections 5 and 6, the Company agrees that nothing in this Agreement shall prohibit the Holders, at any time and from time to time, from selling or otherwise transferring Registrable Securities pursuant to a private placement or other transaction which is not registered pursuant to the Securities Act.

16. Rule 144.

With a view to making available certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, until such date as no Holder owns any Registrable Securities, the Company agrees to (a) use commercially reasonable efforts to continue to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (b) make available information necessary to comply with Rule 144 and Rule 144A, if available, with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 and Rule 144A (if available with respect to resales of the Registrable Securities) (ii) Regulation S promulgated under the Securities Act, as may be amended from time to time, or (iii) any other similar rules or regulations now existing or hereafter adopted by the Commission and (c) upon the reasonable request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether the Company has complied with such information requirements, and, if not, the specific reasons for non-compliance.

17. Transfer of Registration Rights.

The rights of a Holder hereunder may be transferred, assigned, or otherwise conveyed in connection with any transfer, assignment, or other conveyance of Registrable Securities to any transferee or assignee; provided that all of the following additional conditions are satisfied with respect to any transfer, assignment or conveyance of rights hereunder: (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement by executing and delivering to the Company a joinder agreement in the form attached hereto as Annex A; and (c) the Company is given written notice by such Holder within 10 Business Days of such transfer or assignment, stating the name and address of the transferee or assignee, identifying the Registrable Securities with respect to which such rights are being transferred or assigned and the total number of Registrable Securities and other equity securities of the Company beneficially owned by such transferee or assignee.

18. Amendment, Modification and Waivers; Further Assurances.

(a) Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument, (a) signed by (i) the Company, and (ii) a majority of shares held by Demand Holders; provided, that no provision of this Agreement shall be modified or amended in a manner that is disproportionately materially adverse to any Holder, without the prior written consent of such Holder, as applicable, or (b) in the case of a waiver, by the party hereto waiving compliance.

(b) Changes in Reorganized Nuverra Common Stock. If, and as often as, there are any changes in the Reorganized Nuverra Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof as may be required so that the rights and privileges granted hereby shall continue with respect to the Registrable Securities as so changed and the Company shall make appropriate provision in connection with any merger, consolidation, reorganization or recapitalization that any successor to the Company (or resulting parent thereof) shall agree, as a condition to the consummation of any such transaction, to expressly assume the Company’s obligations hereunder.

(c) Effect of Waiver. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

(d) Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

19. Miscellaneous.

(a) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or Holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent Holder of Registrable Securities. No assignment of this Agreement by the Company, or any of the Company’s rights, interests or obligations hereunder, shall be effective against any Holder without the prior written consent of such Holder (not to be unreasonably withheld).

(b) Remedies; Specific Performance. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable injury to such party or that such party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the parties admit). The parties hereto further agree and acknowledge that each and every obligation applicable to it contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.

(c) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) emailed or sent by facsimile to the recipient, or (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company at the address set forth below and to any Holder of Registrable Securities at the address set forth on the signature page hereto (with copies sent at the address set forth below), or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

(A)	If to the Company, to:

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, AZ 85254

Attention: Joseph Crabb, Esq.

Email: joe.crabb@nuverra.com

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention:	Douglas P. Bartner, Esq.,

Fredric Sosnick, Esq.,

Sara Coelho, Esq.,

Stephen M. Blank, Esq.

Email:	dbartner@shearman.com

fsosnic@shearman.com

and to:

Squire Patton Boggs (US) LLP

1 E. Washington Street, Suite 2700

Phoenix, Arizona 85004

Attention:	Matthew M. Holman
Email:	matthew.holman@squirepb.com

(B)	If to the Holders, to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza New York,

New York 10004

Facsimile:	(212) 859-4000
Attention:	Brad Eric Scheler and Jennifer Rodburg
Email:	Brad.Scheler@friedfrank.com and
Jennifer.Rodburg@friedfrank.com

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(d) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement.

(e) Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares).

(f) Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format (“pdf”), each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

(g) Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include,” “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation.” The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.

(h) Delivery by Facsimile and Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(i) Arm’s Length Agreement. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

(j) Sophisticated Parties; Advice of Counsel. Each of the parties to this Agreement specifically acknowledges that (i) it is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement and (ii) it has been fully advised and represented by legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.

(k) Notification of Status. Each Holder shall provide written notice to the Company within ten Business Days from the first day on which the Holder no longer holds Registrable Securities.

(l) Governing Law. This Agreement and the exhibits, attachments and annexes hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of New York.

(m) Submission to Jurisdiction. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby must be brought in the United States District Court for the Southern District of New York or any New York state court, in each case, located in the Borough of Manhattan, and each party consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(n) Waiver of Jury Trial. Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 19(n) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(o) Complete Agreement. This Agreement and any certificates, documents, instruments and writings that are delivered pursuant hereto, represent the complete agreement among the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings among the parties with respect thereto.

(p) Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(q) Termination. The obligations of the Company and of any Holder, other than those obligations contained in Section 10 hereof, shall terminate with respect to the Company and such Holder if (A) such Holder no longer holds any Registrable Securities, (B) such Holder no longer beneficially owns at least 2% of the outstanding Reorganized Nuverra Common Stock, but only if such Holder is not an “affiliate” for purposes of Rule 144 (and has not been an “affiliate” during the preceding three months and at least one year has elapsed since the Registrable Securities were acquired from the Company or an “affiliate” of the Company) or (C) such Holder notifies the Company in writing that it elects to terminate its rights and obligations hereunder.

(r) Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

(s) Limitations on Registration of Other Securities; Representation. From and after the date of this Agreement, for so long as Registrable Securities are held by a Holder that exceeds 1% of the then-outstanding shares of Reorganized Nuverra Common Stock, the Company shall not, without the prior written consent of Holders holding more than 50% of the Demand Holders, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are more favorable than or on parity with the registration rights granted to the Holders hereunder.

(t) Deemed Underwriter. The Company agrees that, if any Holder or any of its affiliates (each a “Holder Entity”) could, after consultation with counsel, reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with any registration of the Company’s securities of any Holder Entity pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Holder Underwriter Registration Statement”), then the Company will reasonably cooperate with such Holder Entity in allowing such Holder Entity to conduct customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof; provided however, that the Company will cooperate only to the extent it determines that such diligence would not be expected to unreasonably interfere with the business or operations of the Company. In addition, at Holder’s reasonable request, the Company will use its commercially reasonable efforts to, on the date of the effectiveness of any Holder Underwriter Registration Statement, (i) cause the Company’s independent certified public accountants to furnish to Holder and the Company, a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to Holder, and (ii) cause counsel representing the Company to furnish an opinion, dated as of such date, for purposes of such Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including, without limitation, a standard “10b-5” opinion for such offering, addressed to Holder. The Company will also and use its commercially reasonable efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission, and not file any Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Holder’s legal counsel reasonably objects.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Joseph M. Crabb
Name:	Joseph M. Crabb
Title:	Executive Vice President and Chief Legal Officer

ASCRIBE CAPITAL LLC, as Holder

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	General Counsel

ASCRIBE II INVESTMENTS LLC, as Holder

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	General Counsel

ASCRIBE III INVESTMENTS LLC, as Holder

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	General Counsel

GATES CAPITAL MANAGEMENT, L.P., as Holder

By:	/s/ Jeffrey Gates
Name:	Jeffrey Gates
Title:	Managing Partner

ECF VALUE FUND, LP, as Holder

By:	/s/ Jeffrey Gates
Name:	Jeffrey Gates
Title:	Managing Partner

ECF VALUE FUND II, LP, as Holder

By:	/s/ Jeffrey Gates
Name:	Jeffrey Gates
Title:	Managing Partner

ECF VALUE FUND INTERNATIONAL MASTER, LP, as Holder

By:	/s/ Jeffrey Gates
Name:	Jeffrey Gates
Title:	Managing Partner

ANNEX A

Form of Joinder Agreement

THIS JOINDER AGREEMENT is made and entered into by the undersigned with reference to the following facts:

Reference is made to the Registration Rights Agreement, dated as of August 7, 2017, as amended (the “Registration Rights Agreement”), by and among Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”) and the parties identified as “Holders” on the signature page thereto. “Holder” means (i) each Holder identified on the signature page thereto and (ii) any parties identified on the signature page of any joinder agreements executed and delivered pursuant to Section 17 thereof. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings ascribed thereto in the Registration Rights Agreement.

As a condition to the acquisition of rights under the Registration Rights Agreement in accordance with the terms thereof, the undersigned agrees as follows:

1. The undersigned hereby agrees to be bound by the provisions of the Registration Rights Agreement and undertakes to perform each obligation as if a Holder thereunder and an original signatory thereto in such capacity.

2. This Joinder Agreement shall bind, and inure to the benefit of, the undersigned hereto and its respective devisees, heirs, personal and legal representatives, executors, administrators, successors and assigns.

3. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement this [    ] day of [    ], 201[    ].

(Print Name of Holder)

By:
Name:
Title:

Address:

Phone Number:

Facsimile Number:

Email for Notice:

I.R.S. I.D. Number:

Amount of Registrable Securities Acquired: